Exhibit 10.23

TIBCO SOFTWARE INC.

VIVEK RANADIVE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement is effective as of the last date signed below (the “Amendment Date”), by and between TIBCO Software Inc. (the “Company”) and Vivek Ranadive (“Executive”), and amends and restates the employment agreement entered into as of November 30, 2004 (the “Effective Date”) by the Company and Executive.

1. Duties and Scope of Employment.

(a) Positions and Duties. Beginning on the Effective Date, and continuing as of the Amendment Date, Executive will serve as Chief Executive Officer and Chairman of the Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid compensation, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

3. Term of Agreement. This Agreement shall be renewed for a term of three years commencing on the Amendment Date.

4. Compensation.

(a) Base Salary. During fiscal year 2008, the Company will pay Executive an annual salary of $575,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon the Companys standard practices.

(b) Annual Bonus. Executive’s annual target bonus, including Executive’s 2008 fiscal year target bonus, will be 100% of Base Salary (“Target Bonus”). Executive’s annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). Executive will have the opportunity to discuss the nature of such achievement or performance goals with the Committee prior to such goals being established. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. The Committee also will take into account changes to the size or capabilities of the Company in determining actual bonus amounts. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation, provided however that any bonus payable under this Section 4(b) will be paid by the later of (i) two-and-one-half months after the end of the Company’s fiscal year to which it relates or (ii) two-and-one-half months after the end of the Executive’s taxable year in which the bonus becomes payable.

(c) Equity Compensation. In each of fiscal years 2008, 2009, and 2010, and assuming the Executive has not received an unsatisfactory performance review with respect to the applicable year, Executive will be granted one or more stock awards as follows: at such time during each year as the Compensation Committee determines appropriate (1) Executive shall be granted stock options to purchase up to 1,000,000 shares of the Company common stock (any such option granted under this Section 4(c) is referred to as an “Option”), and (2) up to 250,000 shares of restricted Company common stock (any such award of shares of stock under this Section 4(c) is referred to as “Restricted Stock”). In addition to the foregoing, the Committee may also grant Executive a further award of up to 250,000 shares of Restricted Stock (or Options to purchase up to such number of shares of common stock as the Committee determines) as a bonus or additional compensation in consideration of Executive achieving heightened performance or other targets established by the Committee from time to time. In each case, any award of Options or Restricted Stock shall be in the sole discretion of the Committee. The Options will be subject to the Company’s then standard terms and conditions for executive stock option grants and may also be subject to performance based vesting in accordance with then current market practices. The Restricted Stock will be subject to the Company’s then standard terms and conditions for executive restricted stock awards and may vest on a sliding scale based on Company performance, with the actual performance goals set by the Committee. The Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established.

The Company and Executive agree that for fiscal year 2008 Executive will be granted 700,000 Options and awarded 100,000 shares of non-performance based Restricted Stock at the same time and in the same manner as the Company makes its annual 2008 Option grants and Restricted Stock awards to all eligible employees.

Notwithstanding anything in this Section 4(c) to the contrary, the Company’s ability to grant stock awards, including the Restricted Stock, under Company stock plans is subject to stockholder approval of reservation of the requisite number of shares.

5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 12 months, (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives, equal to 1.0 times Executive’s actual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans (as defined in Section 9 below) for the Continuance Period (as defined in Section 9 below), or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) 12 months’ accelerated vesting of equity awards then held by the Executive (performance conditions applicable to performance-based equity awards that might under the award terms have been satisfied in such 12-month period shall remain in place unless the Board, in its sole discretion, waives such condition as of the termination date) whether granted prior to, on or after the Effective Date. In addition, Executive will have 12 months to exercise equity awards that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.

(b) Termination Without Cause or Resignation for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 24 months, (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives, equal to twice the average of Executive’s actual bonuses for the two fiscal years immediately preceding the fiscal year in which the Change of Control occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) 100% vesting of all equity awards then held by Executive, whether granted prior to, on or after the Effective Date, and (v) a Section 280G gross-up, as described in Section 7(b)(i) below. In addition, Executive will have 24 months to exercise equity awards that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.

(i) Section 280G Gross-up. Executive and the Company hereby agree that the version of this Section 7(b)(i) contained in Executive’s previous employment agreement is no longer in effect. At the time of any renewal or replacement of this Agreement, Executive and the Company agree to negotiate in good faith the issue of whether they will reinstitute a gross-up of any taxes to which Executive might become subject as a result of application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to payments or benefits received by or owed to him under such subsequent agreement.

(c) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance but Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

(d) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements; and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers during the Continuance Period. The Company will have no obligation to make any payment under Section 7 until it has received an effective separation and release of claims agreement.

(b) Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7(b), Executive agrees not to engage in Competition (as defined below) during the Continuance Period. If Executive engages in Competition within the Continuance Period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7(b) will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(b) shall be that provided in the preceding sentence.

(c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not intentionally divert business away from the Company by soliciting business from any of the Company’s substantial customers and users who would otherwise have placed the solicited order with the Company (the “No Solicit”). If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(c) shall be that provided in the preceding sentence.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Definitions. The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, or (iv) Executive’s violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event and if such event is cured within that 30-day period, then grounds will no longer exist for terminating his employment for Cause.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

(d) Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board, following a Change of Control and following a termination of his employment described in Section 7(b), directly or indirectly provides services relating to the enterprise application integration space (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of, Microsoft Corporation, International Business Machine Corporation, BEA Systems, Inc., Oracle or SAP A.G. (each, together with their successors and assigns, a “Restricted Company”), or any division, unit or affiliate of a Restricted Company involved in the enterprise application integration space (such a division, unit or affiliate, a “Restricted Division”). Notwithstanding the foregoing, nothing contained in this Section 9(d) or in Section 8(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes a Restricted Division, so long as Executive does not provide to the Restricted Division services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization.

(e) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.

(f) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(g) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than removal from the position of Chairman if the Board decides to separate the roles of CEO and Chairman, (ii) a material reduction in Executive’s Base Salary or Target Bonus other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%, (iii) a material and significant reduction in the aggregate compensation paid to Executive pursuant to the Company’s employee benefits package (including Executive’s participation in health plans, retirement plans and other significant benefit programs) other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of the aggregate value of the employee benefits by a percentage reduction that is no greater than 10%, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its prior location. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days following the date of such notice.

(h) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control.

(i) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Executive’s “separation from service” (as defined under Section 409A) that is not as a result of his death, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined above) may be made within the first six (6) months following Executive’s separation of service in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s separation of service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation of service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation of service but prior to the six (6) month anniversary of the date thereof, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. All payments to be made to Executive upon a termination of employment pursuant to this Agreement may only be made upon a “separation from service” as defined under Section 409A.

11. Insurance. The Company will provide Executive with Director and Officer error and omissions insurance and ERISA fiduciary insurance in accordance with the Company’s insurance practices for executive officers.

12. Confidential Information. Executive acknowledges that the Nondisclosure/ Assignment Agreement between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Nondisclosure/Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

If to Executive:

at the last residential address known by the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Santa Clara County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17. Legal and Tax Expenses. During the term of this Agreement, the Company will reimburse Executive up to $25,000 for reasonable expenses relating to legal, accounting and tax advice incurred by him in connection with the negotiation, execution and modification of this Agreement.

18. Integration. This Agreement, together with the Confidential Information Agreement and Executive’s Company equity award agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the employment agreement between the Company and Executive, dated November 30, 2004. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. With respect to equity awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8 and 16 will survive the termination of this Agreement.

21. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TIBCO SOFTWARE INC.

By:	/s/ William Hughes	Date:	September 26, 2008
Title:	Executive Vice President, General Counsel & Secretary

EXECUTIVE:

/s/ Vivek Ranadive	Date: September 26, 2008
Vivek Ranadive

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